
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A                7685832.65      49711902.91                0       169985097.08
R                         0                0                0                  0

